LaSALLE/KROSS PARTNERS, L.P.
                         350 East Michigan, Suite 500
                           Kalamazoo, Michigan 49007

                              September 20, 1996

VIA FEDERAL EXPRESS AND FAX

Mr. M. Gilbert Eberhart, Secretary
MFB CORP
121 South Church Street
Mishawaka, Indiana 46544

         Re: Notice of Intent to Nominate Two Directors

Dear Mr. Eberhart:

         This letter constitutes a notice of intent by LaSalle/Kross Partners, L.P. (the "Partnership"), to nominate two persons for election as directors of MFB Corp. (the "Corporation") at the 1997 Annual Meeting of Shareholders to be held on January 21, 1997. This notice is being provided to you, as Secretary of the Corporation, pursuant to Article III, Section 12, of the Corporation's Bylaws.

         On behalf of the Partnership, I hereby notify the Corporation pursuant to Article III, Section 12, of the Corporation's Bylaws that it intends to nominate Phillip J. Zwickl and Richard J. Nelson for election to the Board of Directors of the Corporation at the 1997 Annual Meeting of Shareholders of the Corporation to be held on January 21, 1997, or at any adjournment thereof.

         Set forth below is the information required by Article III, Section 12, of the Corporation's Bylaws:

(a) As to each proposed nominee, all information relating to such person that is required to be disclosed in a solicitation of proxies for the election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended:

Name                              Age
----                              ---
Phillip J. Zwickl.................57
Richard J. Nelson.................52

Material Proceedings Adverse to the Corporation

To the Partnership's best knowledge, and based on information provided by each Nominee, there are no material proceedings to which either Mr. Zwickl or Mr. Nelson, or any associate of either of them, is a party adverse to the Corporation or any of its subsidiaries, and neither of them nor any associate of either of them has a material interest adverse to the Corporation or any of its subsidiaries.

Shares of Corporation's Common Stock Beneficially Owned:
-------------------------------------------------------
Phillip J. Zwickl................  3,000 (1)
Richard J. Nelson................126,700 (2)
----------------
(1) Mr. Zwickl is the "beneficial owner" (as determined under Rule 13d-3 of the federal Securities Exchange Act of 1934, as amended), of 3,000 shares of Common Stock by reason of his ownership of such shares by his daughter, who resides with him.

(2)  These are shares owned by the Partnership.

Positions or Offices with the Corporation
-----------------------------------------
Phillip J. Zwickl....................NONE
Richard J. Nelson....................NONE

Arrangements or Understandings with Other Persons:

Mr. Zwickl and Mr. Nelson have an understanding with the Partnership pursuant to which the Partnership has requested them to serve as its representatives on the Board of Directors of the Corporation, and they have agreed to do so, without compensation from the Partnership of any sort whatsoever. The Partnership has agreed to reimburse them for any out-of-pocket expenses that either one of them incurs in connection with the Partnership's intended solicitation of proxies for use at the 1997 Annual Meeting of Shareholders of the Corporation, but have no other arrangements or understandings with either such proposed nominee. To the Partnership's knowledge, neither Mr. Zwickl nor Mr. Nelson has any arrangement or understanding with any other person pursuant to which he was or is to be selected as a director or nominee for election as a director of the Corporation.

Absence of any Family Relationships

Neither Mr. Zwickl nor Mr. Nelson has any family relationship with any director or officer of the Corporation. There is no family relationship between Mr. Zwickl and Mr. Nelson, or between Mr. Zwickl and any partner of the Partnership or any person who controls any partner of the Partnership. Mr. Nelson is the President and sole shareholder of one of the two General Partners of the Partnership; however, there is no family relationship between Mr. Nelson and any partner of the Partnership or any person who controls any partner of the Partnership.

Business Experience and Directorships

During the past five years, Mr. Zwickl has been employed by the U.S. Postal Service as the Postmaster of Mishawaka, Indiana, which has been his principal employment during that period. His business address is 111 East Third, Mishawaka, Indiana 46544. Mr. Zwickl does not serve as a director for any company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.

For more than the past five years, Mr. Nelson has been principally employed as the President of LaSalle Capital Management, Inc., one of the General Partners of the Partnership, and his business address is 350 East Michigan, Suite 500, Kalamazoo, Michigan 49007. LaSalle Capital Management, Inc., is a management consulting firm that specializes in financial institution corporate restructurings. LaSalle Capital Management, Inc., is not a parent, subsidiary or other affiliate of the Corporation. Mr. Nelson does not presently serve as a director for any other company with a class of securities registered under
Section 12 of the Securities Exchange Act of 1934, as amended.

Involvement in Certain Legal Proceedings

To the best knowledge of the Partnership, and based on information provided by each Nominee:

         (i) Since January 1, 1990 no petition under the Bankruptcy Act or any state insolvency law has been filed by or against Mr. Zwickl or Mr. Nelson, and no a receiver, fiscal agent or similar officer has been appointed by a court for business or property of Mr. Zwickl or Mr. Nelson. In addition, since January 1, 1990 no petition under the Bankruptcy Act or any state insolvency law has been filed by or against, and no a receiver, fiscal agent or similar officer has been appointed by a court for business or property of, any partnership in which either of them is or was a general partner, or any corporation or business association of either of them is or was an executive officer.

         (ii) Since January 1, 1990, neither Mr. Zwickl nor Mr. Nelson has been convicted in a criminal proceeding nor has either of them been named as the subject of any pending criminal proceeding (excluding traffic violations or similar misdemeanors).

         (iii) Since January 1, 1990, neither Mr. Zwickl nor Mr. Nelson has been the subject of any court order, judgment or decree, not suspended, reversed or vacated permanently or temporarily enjoining either of them from
(A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or from engaging in or continuing any conduct or practice in connection with any such activity, (B) engaging in any type of business practice, or (C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws.

         (iv) Since January 1, 1990, neither Mr. Zwickl nor Mr. Nelson has been the subject of any order, judgment or decree not subsequently reversed, suspended or vacated, of a federal or state authority barring or suspending for more than 60 days your right to be engaged in any activity described in clause
(iii) above, or to be associated with persons engaged in any such activity.

         (v) Since January 1, 1990, neither Mr. Zwickl nor Mr. Nelson has been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission ("SEC") to have violated any federal or state securities law, or by a court of competent jurisdiction in a civil action or by the Commodities Futures Trading Commission ("CFTC") to have violated any federal commodities law, wherein the judgment in such civil action or finding by the SEC or the CFTC has not been subsequently reversed, suspended or vacated.

Certain Transactions

To the best knowledge of the Partnership, and based on information provided by each Nominee:

         (i) Except as set forth in this paragraph, since January 1, 1995, neither Mr. Zwickl nor any member of his immediate family has had any material interest in any transaction or any series of similar transactions to which the Corporation or any of its subsidiaries was a party, and neither Mr. Zwickl nor any members of his immediate family has had any material interest in any currently proposed transaction, or series of similar transactions to which the Corporation or any of its subsidiaries was a party. Mr. Zwickl currently has, and has continuously had for more than 12 months, a deposit relationship with the Corporation's subsidiary bank in the name of his Individual Retirement Account.

         (ii) Since January 1, 1995, neither Mr. Nelson nor any members of his immediate family has had any material interest in any transaction or any series of similar transactions to which the Corporation or any of its subsidiaries was a party, and neither Mr. Nelson nor any members of his immediate family has had any material interest in any currently proposed transaction, or series of similar transactions to which the Corporation or any of its subsidiaries was a party.

         (iii) Except as indicated in this paragraph, since January 1, 1995, neither Mr. Zwickl nor Mr. Nelson has had any relationship of the nature described in Item 404(b) of Regulation S-K, promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Specifically, since January 1, 1995, neither Mr. Zwickl nor Mr. Nelson has been an officer, director, partner or employee of, or has either one of them owned (directly or indirectly) more than 10% of the equity interest in, any of the following types of organizations:

                 (A) Any organization that has made or proposes to make payments to the Corporation or any of its subsidiaries for property or services;

                 (B) Any organization to which the Corporation or any of its subsidiaries was indebted;

                 (C) Any organization to which the Corporation or any of its subsidiaries has made or proposes to make payments for property or services, except that Mr. Zwickl's employer, the U.S. Postal Service, has provided routine mail service to the Corporation and its subsidiaries and has received the normal fees and compensation for postal services at the same rates as are charged to the general public; or

                 (D) Any organization that provided legal services or investment banking services to the Corporation or any of its subsidiaries.

         (iv) Since January 1, 1995, neither Mr. Zwickl nor Mr. Nelson, nor any member of their respective immediate families or any firm, corporation or organization of which either of them is an executive officer or director or the beneficial owner of 10% or more of any class of equity securities, nor any trust or other estate in which either of them as a substantial beneficial interest or as to which either of them serves as a trustee or in a similar capacity, was indebted to the Corporation or any of its subsidiaries in excess of $60,000 at any time.

Section 16 Compliance

Neither Mr. Zwickl nor Mr. Nelson is required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Common Stock of the Corporation.

         As required by Article III, Section 12, also enclosed is the written consent of each proposed nominee to be named in the Partnership's proxy statement and to serve as a director of the Corporation if elected.

(b)      As to the Partnership:

         (i)     The name and address of the Partnership are--
                         LaSalle/Kross Partners, Limited Partnership
                         350 East Michigan, Suite 500
                         Kalamazoo, Michigan 49007
         (The Partnership will transfer an amount of its beneficially owned shares currently held in street name, as indicated above, to this name and address before November 1, 1996).

         (ii) As indicated in a Schedule 13D, dated August 12, 1996, and filed with the Securities and Exchange Commission, the Partnership is the beneficial owner of 120,700 shares of Common Stock, without par value, of the Corporation. Since that filing, an additional 6,000 shares have been purchased by the Partnership, bringing its total ownership to 127,200 shares. All such shares are currently held in "street name" in the Partnership's securities account with Bear, Stearns & Co.


                               Very truly yours,
                         LaSALLE/KROSS PARTNERS, L.P.

                           By: KROSS FINANCIAL, INC.

                            By: /S/ PETER T. KROSS
                           Peter T. Kross, President

                          CONSENT OF PROPOSED NOMINEE

         I, Richard J. Nelson, hereby consent to be named in the proxy statement of LaSalle/Kross Partners, L.P., to be used in connection with its solicitation of proxies from the shareholders of MFB Corp., for use in voting at the 1997 Annual Meeting of Shareholders of MFB Corp., and I hereby consent and agree to serve a Director of MFB Corp., if elected at such Annual Meeting


                          /S/ RICHARD J. NELSON
                           Richard J. Nelson

Dated:  September 19, 1965



                          CONSENT OF PROPOSED NOMINEE


         I, Phillip J. Zwickl, hereby consent to be named in the proxy statement of LaSalle/Kross Partners, L.P., to be used in connection with its solicitation of proxies from the shareholders of MFB Corp. for use in voting at the 1997 Annual Meeting of Shareholders of MFB Corp., and I hereby consent and agree to serve a Director of MFB Corp. if elected at such Annual Meeting.


                          /S/ PHILLIP J. ZWICKL
                           Phillip J. Zwickl

Dated: September 20, 1996